CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        INTERNATIONAL TEST SYSTEMS, INC.

                                 * * * * * * * *

     INTERNATIONAL TEST SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: By unanimous consent of the Board of Directors and consent of the majority stockholders of the Corporation resolutions were duly adopted amending
Article 4, first paragraph of the Certificate of Incorporation of said Corporation. The resolutions summarizing the proposed amendments are as follows:

     RESOLVED, the Majority Shareholders and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation's Certificate of incorporation to increase the authorized shares of the Company from 20,000,000 shares of Common Stock to 50,000,000 shares of Common Stock with a par value of $.001 per share.

     RESOLVED, the Majority Shareholders and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation's Certificate of Incorporation to increase the authorized Preferred Shares of the Company from 5,000,000 shares of Preferred Stock to 10,000,000 shares of Preferred Stock with a par value of $.001 per share.

     SECOND: That, in accordance with the resolution set forth above, Article 4 of the Corporation's Certificate of Incorporation, as amended, be amended to authorize the issuance of 50,000,000 shares of common stock and to reauthorize the par value at $.0005 per share.

     Therefore, Article 4, first paragraph of the Corporation's Certificate of Incorporation is hereby amended to read:

     The total number of shares of stock which the Corporation shall have authority to issue is 60,000,000 shares, consisting of 50,000,000 shares designated as common stock, par value $.001 per share ("Common Stock"), and 10,000,000 shares designated as preferred stock par value $.001 per share ("Preferred Stock").

     SECOND: That thereafter, pursuant to resolution of its Board of Directors and written consent of the majority stockholders the amendments were properly approved in accordance with Delaware law.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: These amendments shall become effective on July 8, 2002.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President this 12th day of June, 2002.

                                         INTERNATIONAL TEST SYSTEMS, INC.

                                         By: /s/ Carey G. Birmingham
                                            --------------------------------
                                             Carey G. Birmingham, President